Exhibit 2.a

                       CERTIFICATE OF AMENDMENT NO. 2 OF
            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     AMERICAN CAPITAL STRATEGIES, LTD., a corporation organized and existing under the General Corporation Law of the State of Delaware (the 'Corporation'), DOES HEREBY CERTIFY AS FOLLOWS:

     FIRST: The Board of Directors of the Corporation duly adopted resolutions in accordance with Section 242 of the General Corporation Law of the State of Delaware proposing, declaring advisable and recommending this amendment (the 'Certificate of Amendment') to the Second Amended and Restated Certificate of Incorporation (the 'Certificate of Incorporation') of the Corporation. Accordingly, Articles VII and VIII of the Certificate of Incorporation are amended and restated in the entirety as follows:

                                  ARTICLE VII
                                INDEMNIFICATION

    Section 7.1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a 'proceeding'), by reason of the fact:

                  (a) that he or she is or was a director, officer or employee of the Corporation, or

                  (b) that he or she, being at the time a director, officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, 'another enterprise' or 'other enterprise'), whether either in case (a) or in case (b) the basis of such proceeding is alleged action or inaction (x) in an official capacity as a director, officer or employee of the Corporation, or as a director, trustee, officer, employee or agent of such other enterprise, or (y) in any other capacity related to the Corporation or such other enterprise while so serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent not prohibited by Section 145 of the General Corporation Law, (or any successor provision or provisions, respectively) as the same exists or may hereafter be amended, respectively (but, in the case of any amendment to Section 145 of the General Corporation Law, with respect to actions taken prior to such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith if such person satisfied the applicable level of care to permit such indemnification under the General Corporation Law, provided however, that nothing in this Article VII shall indemnify any person to the extent that such person has committed willful misfeasance, bad faith, gross negligence or reckless disregard involved in the conduct of such person's duties to or for the Corporation. The persons indemnified by this Article VII are hereinafter referred to as 'indemnities.' Such indemnification as to such alleged action or inaction shall continue as to an indemnitee who has after such alleged action or inaction ceased to be a director, officer or employee of the Corporation, or director, officer, employee or agent of another enterprise; and shall inure to the benefit of the indemnitee's heirs, executors and administrators. The right to indemnification conferred in this Article VII: (i) shall be a contract right; (ii) shall not be affected adversely as to any indemnitee by any amendment of this Certificate with respect to any action or inaction occurring prior to such amendment; and (iii) shall, subject to any requirements imposed by law and the Bylaws, include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition.'

    Section 7.2. Relationship to Other Rights and Provisions Concerning Indemnification. The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate, Bylaws,

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    agreement, vote of stockholders or disinterested directors or otherwise. The
    Bylaws may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnitees of indemnification, provided that such provisions are not inconsistent with the provisions of this Article
    VII.

    Section 7.3. Agents and Employees. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any agent of the Corporation (or any person serving at the Corporation's request as a director, trustee, officer, employee or agent of another enterprise) or to persons who are or were a director, officer, employee or agent of any of the Corporation's affiliates, predecessor or subsidiary corporations or of a constituent corporation absorbed by the Corporation in a consolidation or merger or who is or was serving at the request of such affiliate, predecessor or subsidiary corporation or of such constituent corporation as a director, officer, employee or agent of another enterprise, in each case as determined by the Board of Directors to the fullest extent of the provisions of this Article VII in cases of the indemnification and advancement of expenses of directors and officers of the Corporation, or to any lesser extent (or greater extent, if permitted by law) determined by the Board of Directors.

                                  ARTICLE VIII
                      LIMITATION ON LIABILITY OF DIRECTORS

    A director of the Corporation shall, to the maximum extent now or hereafter permitted by Section 102(b)(7) of the General Corporation Law (or any successor provision or provisions), have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such director has committed willful misfeasance, bad faith, gross negligence or reckless disregard of such director's duties involved in the conduct of the office of director.

     SECOND: That the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares was voted in favor of said amendment.

     THIRD: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: This Certificate of Amendment to the Certificate of Incorporation is to become effective upon filing.

     IN WITNESS WHEREOF, the undersigned, AMERICAN CAPITAL STRATEGIES, LTD., has caused this Certificate of Amendment to be executed on its behalf by its President and attested to by its Secretary as of this 3rd day of May, 2000.

                                          AMERICAN CAPITAL STRATEGIES, LTD.

                                          By: /s/ Malon Wilkus
                                              ------------------------------
                                              Name: Malon Wilkus
                                              Title: Chief Executive Officer
Attest: /s/ John Erickson
       -------------------------------
       John Erickson
       Vice President, Chief Financial
       Officer and Secretary

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